Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Origin Agritech Limited

No. 21 Sheng Ming Yuan Road

Changping District

Beijing 102206

China

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of Origin Agritech Limited and its subsidiaries and variable interest entities (the “Company”) of our reports dated January 9, 2017, relating to the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting, which appear in the Company’s Annual Report on Form 20-F for the year ended September 30, 2016.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/S/ BDO China Shu Lun Pan Certified Public Accountants LLP

BDO China Shu Lun Pan Certified Public Accountants LLP

Shenzhen, the People’s Republic of China

August 24, 2017